Exhibit I(8)

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK SAN FRANCISCO WASHINGTON, DC

October 8, 2004

MassMutual Institutional Funds

1295 State Street

Springfield, MA 01111

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the “Registration Statement”) filed under the Securities Act of 1933, as amended, by MassMutual Institutional Funds (the “Trust”) for the registration of an indefinite number of its shares of beneficial interest (the “Shares”). The Shares are proposed to be sold pursuant to an Amended and Restated General Distributor’s Agreement dated December 31, 2002 (the “Distributor’s Agreement”) between the Trust and MML Distributors, LLC.

We have acted as counsel for the Trust in connection with the Registration Statement. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust, as amended, on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares, the Trust will receive the net asset value thereof.

We are of the opinion, with respect to the MassMutual Diversified Value Fund (the “Fund”), that the Trust is authorized to issue an unlimited number of Shares of the Fund; and that when the Shares are issued and sold pursuant to the Distributor’s Agreement, they will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any

October 8, 2004

shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,

/s/ ROPES & GRAY LLP
Ropes & Gray LLP